EX-99.e.1.ii

Delaware Distributors, L.P.
2005 Market Street
Philadelphia, PA 19103

June 28, 2011

Delaware Group State Tax-Free Income Trust
2005 Market Street
Philadelphia, PA 19103

Re:	Expense Limitations

Ladies and Gentlemen:

     By our execution of this letter agreement (the “Agreement”), intending to be legally bound hereby, Delaware Distributors, L.P. (the “Distributor”) agrees that in order to improve the performance of the series of Delaware Group State Tax-Free Income Trust set forth below (the “Fund”), the Distributor shall waive a portion of the Rule 12b-1 (distribution) fees applicable to the specified Fund class, so that the Fund’s Rule 12b-1 (distribution) fees with respect to such class will not exceed the percentage set forth below for the period June 28, 2011 through June 28, 2012.

Fund	Class	12b-1 Cap
Delaware Tax-Free Pennsylvania Fund	Class A	0.25%

     The Distributor acknowledges that it shall not be entitled to collect on, or make a claim for, waived fees at any time in the future.

Delaware Distributors, L.P.

By:		/s/ J. Scott Coleman
	Name:	J. Scott Coleman
	Title:	President

Your signature below acknowledges
acceptance of this Agreement:

Delaware Group State Tax-Free Income Trust

By:		/s/ Patrick P. Coyne
	Name:	Patrick P. Coyne
	Title:	President
	Date:	June 28, 2011